SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2009

C. R. BARD, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	001-6926	22-1454160
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

730 Central Avenue Murray Hill, New Jersey	07974
(Address of Principal Executive Office)	(Zip Code)

(908) 277-8000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05	Costs Associated with Exit or Disposal Activities.

On April 22, 2009, C. R. Bard, Inc. (the “Company”) announced a plan to improve its overall cost structure and improve efficiency, which plan was approved by the Board of Directors of the Company on April 15, 2009. The plan includes the consolidation of certain businesses in the United States and the realignment of certain sales and marketing functions outside the United States. The Company expects this plan to result in the elimination of certain positions and other employee terminations worldwide.

In connection with this plan, the Company estimates that it will incur total pre-tax charges of $14 million to $16 million. Substantially all of this charge is expected to result in cash expenditures related to separation costs and other employee termination expenses. In the first quarter of 2009, the Company recorded a charge of $9.8 million ($6.5 million after tax) to other (income) expense, net, to reflect employee separation costs, which were determined under the Company’s existing severance programs. The Company expects activities under the plan to be substantially complete in the second quarter of 2009.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of the Company’s plan to improve its overall cost structure and improve efficiency. Many factors may cause actual results to differ materially from anticipated results including our ability to implement the plan in the contemplated time frames, the ability of the company to realize the anticipated benefits of the plan, and the estimated total and cash charges relating to the plan. The Company undertakes no obligation to update its forward-looking statements. Please refer to the Cautionary Statement Regarding Forward-Looking Information in our December 31, 2008 Form 10-K for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C. R. BARD, INC.

By:	/s/ Todd C. Schermerhorn
Name: Title:	Todd C. Schermerhorn Senior Vice President and Chief Financial Officer

April 22, 2009